                                                                    Exhibit 99.1

Release Date:  FOR IMMEDIATE RELEASE

Contact:       Richard R. Conte
               Harry J. Soose
               (412) 372-7701


                      INTERNATIONAL TECHNOLOGY CORPORATION
              REPORTS FOURTH QUARTER AND FISCAL YEAR 1998 RESULTS

              ---- Operating Results in Line With Expectations -
               Takes Special Charges Related to OHM Merger ----

           Contract Awards Build Backlog to Record Level $3.5 Billion

                   OHM Merger Closing Scheduled for Mid-June


Pittsburgh, Pennsylvania --- May 28, 1998 --- International Technology Corporation (NYSE:ITX) ("IT" or the "Company") today reported financial results for the fourth fiscal quarter and the year ended March 27, 1998. Revenues for the quarter were $136.0 million, an increase of 42% over the $95.7 million for the prior year's fourth quarter. Revenues for the fiscal year ended March 27, 1998 were $442.2 million, up 22% over the $362.1 million for the prior fiscal year. Fiscal year 1998 includes the results of OHM Corporation ("OHM") since February 25, 1998, the date on which IT acquired a 54% controlling interest. Revenues related to OHM in the fourth quarter were $42.1 million.

Net income for the quarter ended March 27, 1998 (excluding special charges, merger related expenses and the results of OHM) was $0.7 million, or $0.07 per share, compared with a net loss of $0.2 million, or $(0.02) per share, for the fourth quarter of the prior year. Excluding special charges, merger related expenses and the results of OHM, net income for the year ended March 27, 1998 was $1.8 million, or $0.19 per share, compared to a net loss of $5.3 million or $(0.57) per share, for the prior fiscal year. Net loss (including special charges, merger related expenses and the results of OHM) for the fourth quarter and fiscal year 1998 was $15.7 million, or $(1.62) per share, and $23.2 million, or $(2.38) per share, respectively, compared to a net loss of $0.2 million, or $(0.02) per share, and $13.7 million, or $(1.48) per share, for the comparable periods of the prior year, respectively.
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The merger related charges in the current quarter include $5.7 million of OHM integration costs, primarily related to severance and office consolidations, and $3.4 million of additional financing costs in connection with the tender offer for OHM shares. The quarter also includes a $5.7 million (net of tax), or $(0.59) per share, charge related to the early extinguishment of IT's $65 million senior debt which was refinanced in connection with the OHM merger. In addition, as previously announced, the quarter includes a charge of $5.0 million (net of tax), or $(0.51) per share, related to additional site closure costs primarily related to the discontinued operations Panoche disposal facility.

OHM Integration Plan Substantially Complete

Anthony J. DeLuca, IT's chief executive officer and president, stated "The integration of OHM is ahead of schedule and substantially complete. We have taken the actions necessary to ensure that we will achieve our $25 million synergy target. Our organization is stabilizing with increased focus on serving clients and pursuing our markets."

Divestiture of Non-Core Assets

IT's Board of Directors considered and approved at it's May 27, 1998 meeting the divestiture of certain non-core assets. The non-core assets primarily include IT's 19% interest in Quanterra, Inc., an environmental laboratory business, and the assets associated with IT's thermal incineration business. As a result of this Board action, the Company anticipates recording a non-cash charge of approximately $25 million in the quarter ending June 26, 1998.

Mr. DeLuca commented, "The divestiture of these non-core assets will allow management to focus its full efforts on our core business growth and diversification plan. The Company anticipates receiving cash proceeds of $7 million from the ultimate sale of these non-core assets which will provide additional capital for our acquisition program."

Recent Project Wins Enhance Backlog to Record Level

Mr. DeLuca continued, "Since the announcement of the OHM merger on January 15, 1998, we have been awarded strategically important contracts with a total value in excess of $800 million which clearly reflect the confidence our clients have in the expertise and abilities of the combined

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companies. Backlog at March 27, 1998 reached a new record high of $3.5 billion."

Diversification Plan Continues

Mr. DeLuca added, "IT continued to implement its diversification plan during the quarter, announcing on January 21, 1998 completion of its acquisition of Jellinek, Schwartz and Connolly, Inc., a company providing economically driven, science-based environmental consulting and advocacy services and on February 27, 1998 the acquisition of Landbank, Inc., a real estate acquisition and restoration company focusing on environmentally impaired properties."

Statements of the Company's or management's intentions, beliefs, expectations or predictions for the future, denoted by the words "anticipate", "believe", "estimate", "expect", "project" and similar expressions are forward-looking statements that reflect the current views of the Company and its management about future events and are subject to certain risk, uncertainties and assumptions. The Company's actual results could differ materially from those projected in such forward-looking statements as a result of a number of factors including competitive factors and pricing pressures, funding of backlog, the effects of the integration of OHM and the Company and achievement of expected synergies therefrom and industry-wide market factors.

International Technology Corporation is a leading global environmental infrastructure solutions firm. The Company's common stock and depositary shares are traded on the New York Stock Exchange under the symbols ITX and ITXpr, respectively.

                         - Financial Table to Follow -

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                     INTERNATIONAL TECHNOLOGY CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                     Quarter Ended                          Fiscal Year Ended
                                                          ------------------------------------      -------------------------------
                                                             March 27,           March 28,             March 27,         March 28,
                                                                1998               1997                  1998               1997
                                                          -----------------   ----------------      --------------     ------------
                                                                      (Unaudited)
Revenues                                                     $ 136,038           $ 95,712             $442,216          $362,131
                                                             ----------          ---------            ---------         ---------

Operating income
   excluding special charges                                 $   6,608           $  3,405             $ 20,032          $  4,707

Special charges                                                 (5,694)(a)              -              (14,248)(b)        (8,403)(c)

                                                             ----------          ---------            ---------         ---------

Income (loss) before interest and taxes                            914              3,405                5,784            (3,696)

Interest expense, net                                           (4,583)            (1,155)              (7,969)           (5,260)
                                                             ----------          ---------            ---------         ---------

Income (loss) before income taxes                               (3,669)             2,250               (2,185)           (8,956)

(Provision) benefit for income taxes                               141               (967)              (4,175)              179
                                                             ----------          ---------            ---------         ---------

Income (loss) from continuing
   operations before extraordinary item                         (3,528)             1,283               (6,360)           (8,777)

Extraordinary item-early extinguishment
   of debt (net of $3,497 tax benefit)                           5,706(d)               -                5,706(d)              -
                                                             ----------          ---------            ---------         ---------

Income (loss) from continuing operations                        (9,234)             1,283              (12,066)           (8,777)

Discontinued Operations:  transportation, treatment
  and disposal business (net of $3,040 tax benefit)              4,960(e)               -                4,960(e)              -
                                                             ----------          ---------            ---------         ---------

Net income (loss)                                              (14,194)             1,283              (17,026)           (8,777)

Less preferred stock dividends                                  (1,558)(f)         (1,521)              (6,167)(f)        (4,916)
                                                             ----------          ---------            ---------         ---------


Net income (loss) applicable to common stock                 $ (15,752)          $   (238)            $(23,193)         $(13,693)
                                                             ==========          =========            =========         =========

Net income (loss) per common share:    (g)
   Earnings from continuing operations
     (net of preferred stock dividends)                      $   (0.52)          $  (0.02)            $  (1.28)         $  (1.48)
   Extraordinary item-early extinguishment of debt               (0.59)                 -                (0.59)                -
   Earnings from discontinued operations                         (0.51)                 -                (0.51)                -
                                                             ----------          ---------            ---------         ---------

                                                             $   (1.62)          $  (0.02)            $  (2.38)         $  (1.48)
                                                             ==========          =========            =========         =========


Average common and common equivalent shares outstanding          9,733              9,606                 9,737            9,227



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                      INTERNATIONAL TECHNOLOGY CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)


Notes:

(a) Represents the OHM integration costs primarily severance and office consolidations.

(b) Special charges relate to (1) $2,811 of costs associated with the relocation of the Company's corporate headquarters (2) $1,800 from the sale of a small California based, remediation services business (3) $3,943 non-cash charge related to the Helen Kramer project claim settlement and (4) $5,694 of OHM integration costs.

(c) Restructuring charge includes costs for severance, the closing of a number of the Company's office and related items.

(d) Represents the cost related to the early extinguishment of the Company's $65,000 senior subordinated debt refinanced in connection with the OHM merger.

(e) Represents estimated additional closure costs primarily related to the Panoche disposal facility.

(f) Preferred stock dividend includes an imputed non-cash dividend of $659 for the quarter and $2,572 for the twelve-month period related to the Carlyle preferred stock.

(g) Under SFAS No 128, net income (loss) per common share is computed by dividing net income (loss), adjusted for preferred stock dividends, by the weighted average number of common shares outstanding for the period. For all periods presented, the computation of diluted earnings (loss) per share, assuming conversion into common shares of the Company's convertible preferred stock, common stock warrants, contingently issuable shares and common stock equivalents, which are stock options, is antidilutive. The adoption of SFAS No. 128 had no effect on the net income (loss) and diluted earnings (loss) per common share for the periods presented.

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